Exhibit 99.1

For more information contact:

Michelle Weese/Michelle.weese@pinnaclefoods.com

Elizabeth Rowland/Elizabeth.rowland@pinnaclefoods.com

973-541-8620

Mark L. Schiller Appointed Executive VP Pinnacle Foods Group LLC,

Division President - Duncan Hines Grocery Division

MOUNTAIN LAKES, N.J., (June 7, 2010) —Pinnacle Foods Group LLC announces the appointment of Mark L. Schiller as Executive Vice President and Division President - Duncan Hines Grocery Division, effective immediately. Mr. Schiller most recently served as senior vice president Frito Lay New Ventures and was a member of the Frito Lay executive committee.

“We are fortunate to welcome Mark to Pinnacle Foods as we continue to build our leadership team after our acquisition of Birds Eye Foods,” says Pinnacle Foods CEO Bob Gamgort. “Mark’s strong track record of driving growth in food and consumer businesses will enhance our ability to maximize the full potential of our iconic brands.”

“I am excited to join the team at Pinnacle Foods,” says Schiller. “This company has wonderful brands, a terrific entrepreneurial culture and an exceptional team. I look forward to helping them grow to the next level.”

In his new role, Mr. Schiller will lead the $1 billion Duncan Hines Grocery Division which includes leading brands such as Duncan Hines, Vlasic, Mrs. Butterworth’s, Log Cabin, Armour, Comstock, Wilderness and Nalley.

Before his most recent role as senior vice president of Frito Lay New Ventures, Mr. Schiller held the positions of president of Quaker Foods and Snacks North America and senior vice president and general manager of Frito Lay Convenience Foods Division. Mr. Schiller began his career at the Quaker Oats Company in 1985 where he progressed through a number of marketing, sales and supply chain roles. Mark served as president of Valley Recreation Products, Inc. and co-president of Tutor Time Learning Systems, Inc. before rejoining Quaker in 2002. He holds a Bachelor of Arts degree from Tulane University and an MBA from Columbia University Graduate School of Business.

Pinnacle Foods is a portfolio company of The Blackstone Group.

About Pinnacle Foods

Millions of times a day in over 85% of American households, consumers reach for Pinnacle Foods brands. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Mountain Lakes, NJ, our $2.6 billion business employs more than 4,500 people in 19 sites around North America. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 9 out of 12 major category segments in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® pickles, peppers, and relish,

Mrs. Butterworth’s® and Log Cabin® syrups, Armour® canned meats, Nalley® and Brooks® chili and chili ingredients, and Open Pit® barbecue sauces. Our Birds Eye Frozen Division brands consist primarily of Birds Eye® vegetables, Birds Eye Steamfresh® vegetables, Birds Eye Viola!® meals, Hungry-Man® dinners and entrees, Van de Kamp’s® and Mrs. Paul’s® seafood, Lender’s® bagels, and Celeste® pizza. Our Specialty Food group manages Tim’s Cascade Snacks®, Snyder of Berlin®, and Husman®. Further information is available at www.pinnaclefoods.com.

About The Blackstone Group

The Blackstone Group is one of the world’s leading investment and advisory firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, the companies we advise and the broader global economy. We do this through the commitment of our extraordinary people and flexible capital. Our alternative asset management businesses include the management of corporate private equity funds, real estate funds, funds of hedge funds, credit-oriented funds, collateralized loan obligation vehicles (CLOs) and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.

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